26/F HKRI Centre One, HKRI Taikoo Hui,

288 Shimen Road (No. 1),

Shanghai 200041, P.R. China

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

EXHIBIT 23.5

December 14, 2022

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summaries of our opinions under the Cover Page and the headings “Summary of the Proxy Statement/Prospectus”, “Risk Factors—Risks Related to Doing Business in Greater China”, “Proposal No. 1—The Business Combination Proposal—Regulatory Matters” and “Enforceability of Civil Liability Under U.S. Security Law” in Apollomics Inc.’s Registration Statement on Form F-4, which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (such registration statement, as so amended, the “Registration Statement”), under the U.S. Securities Act of 1933, as amended, in relation to the proposed business combination among the Company, Maxpro Acquisition Corp., and Project Max SPAC Merger Sub, Inc. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP

JunHe LLP